UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 28, 2008
DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	0-19777 (Commission File Number)	22-3103129 (IRS Employer Identification Number)
25 Upton Drive
Wilmington, Massachusetts 01887
(Address of principal executive offices, including ZIP code)
(978) 657-7500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
DUSA Pharmaceuticals, Inc. (“DUSA”) has been notified by Actavis Totowa, LLC, the manufacturer of Nicomide®, that Actavis will cease manufacturing several prescription vitamins, including Nicomide, due to continuing discussions with the U.S. Food and Drug Administration. As previously disclosed by DUSA, Actavis Totowa had received notice that the FDA considers prescription dietary supplements to be unapproved new drugs.
DUSA has inventory supplies of Nicomide, either in the distribution channel or at wholesalers, to last approximately 6 months at current sales levels. DUSA is evaluating alternative manufacturing, labeling and distribution strategies in order to maintain Nicomide® on the market.
DUSA acquired Nicomide® from Sirius Laboratories, Inc. in connection with the merger of these companies in March 2006. Of total 2007 revenues of $27.7 million, Nicomide® represented the substantial majority of DUSA’s Non-PDT revenues of approximately $9.4 million.
Except for historical information, this report contains certain forward-looking statements that involve known and unknown risk and uncertainties. These forward-looking statements relate to the cessation of manufacturing by ActavisTotawa, and maintenance of the product on the market. These risks and uncertainties are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, action by regulatory authorities, ability to secure another manufacturer, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.
Dated: April 28, 2008	By:	/s/ Robert F. Doman
Robert F. Doman, President and
Chief Executive Officer